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                                                                    Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 226 to Registration Statement No. 2-67052 on Form N-1A of our reports dated December 27, 2007, relating to the financial statements and financial highlights of Flag Investors Equity Opportunity Fund, Flag Investors Income Opportunity Fund, Fountainhead Special Value Fund, and Dover Responsibility Fund, each a series of Forum Funds, appearing in the annual reports on Form N-CSR of Forum Funds for the year ended October 31, 2007, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm", and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 28, 2008